Exhibit 99.1
Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Wednesday, July 16, 2025

COMMERCE BANCSHARES, INC. REPORTS
SECOND QUARTER EARNINGS PER SHARE OF $1.14

Commerce Bancshares, Inc. announced earnings of $1.14 per share for the three months ended June 30, 2025, compared to $1.03 per share in the same quarter last year and $.98 per share in the first quarter of 2025. Net income for the second quarter of 2025 amounted to $152.5 million, compared to $139.6 million in the second quarter of 2024 and $131.6 million in the prior quarter.

For the six months ended June 30, 2025, earnings per share totaled $2.12, compared to $1.85 for the first six months of 2024. Net income amounted to $284.1 million for the six months ended June 30, 2025, compared to $252.2 million in the comparable period last year. For the year to date, the return on average assets was 1.82%, and the return on average equity was 16.63%.

In making this announcement, John Kemper, Chief Executive Officer, said “Commerce delivered a strong financial performance in the second quarter, one that reflected our diversified operating model and the talented team behind it. Our financial results were supported by loan growth, strong fee income, low credit costs and continued disciplined expense management, all key ingredients in our steady profit growth over time.”

Mr. Kemper continued, “Our return on average assets was strong at 1.95%. Net interest income of $280 million was another record quarter for Commerce and reflects the continued benefits of fixed-rate asset repricing, higher loan demand, and our strong deposit franchise. Non-interest income was $166 million and made up 37.2% of total revenue, led by trust fees and bank card transaction fees. Credit quality of the loan portfolio remains excellent with non-accrual loans at .11% of total loans. Capital and liquidity levels remain strong.”

On the FineMark announcement, Mr. Kemper, added, “In June, we announced our plans to acquire FineMark Holdings, a respected and well-established bank and trust company, headquartered in Fort Myers, Florida. With this acquisition, FineMark will bring new capabilities, specialized services for niche client segments, and extended market reach. Commerce will add scale and depth with resources, capital, operational infrastructure, regulatory experience, and long-term stability.

Looking ahead, our franchise is well-positioned to execute against our long-term strategies, serve our customers and deliver value to our shareholders.”

Second Quarter 2025 Financial Highlights:

•Net interest income was $280.1 million, an $11.0 million increase over the prior quarter. The net yield on interest earning assets increased 14 basis points to 3.70%.

•Non-interest income totaled $165.6 million, an increase of $13.4 million, or 8.8%, over the same quarter last year.

Exhibit 99.1

•Trust fees grew $3.3 million, or 6.3%, compared to the same period last year, mostly due to higher private client fees.

•Non-interest expense totaled $244.4 million, an increase of $12.2 million, or 5.3%, over the same quarter last year.

•Average loan balances totaled $17.5 billion, an increase of $253.1 million, or 1.5%, over the prior quarter.

•Total average available for sale debt securities decreased $128.5 million compared to the prior quarter to $9.1 billion, at fair value.

•Total average deposits increased $63.0 million, or .3%, over the prior quarter. The average rate paid on interest bearing deposits declined five basis points to 1.67%, compared to the prior quarter.

•The ratio of annualized net loan charge-offs to average loans was .22% in the current quarter compared to .25% in the prior quarter.

•The allowance for credit losses on loans decreased $1.8 million during the second quarter of 2025 to $165.3 million, and the ratio of the allowance for credit losses on loans to total loans was .94% on June 30, 2025, compared to .96% at March 31, 2025.

•Total assets on June 30, 2025 were $32.3 billion, a decrease of $80.7 million, or .2%, from the prior quarter.

•For the quarter, the return on average assets was 1.95%, the return on average equity was 17.40%, and the efficiency ratio was 54.8%.

Commerce Bancshares, Inc. is a regional bank holding company offering a full line of banking services through its subsidiaries, including payment solutions, investment management and securities brokerage. One of its subsidiaries, Commerce Bank, leverages 160 years of proven strength and experience to help individuals and businesses solve financial challenges. In addition to offering payment solutions across the U.S., Commerce Bank currently operates full-service banking facilities across the Midwest including the St. Louis and Kansas City metropolitan areas, Springfield, Central Missouri, Central Illinois, Wichita, Tulsa, Oklahoma City, and Denver. Beyond the Midwest, Commerce also maintains commercial offices in Dallas, Houston, Cincinnati, Nashville, Des Moines, Indianapolis, and Grand Rapids and wealth offices in Dallas, Houston, and Naples. Commerce delivers high-touch service and sophisticated financial solutions at regional branches, commercial and wealth offices, ATMs, online, mobile and through a 24/7 customer service line.

This financial news release and the supplementary Earnings Highlights presentation are available on the Company’s website at https://investor.commercebank.com/news-info/financial-news-releases/default.aspx.
* * * * * * * * * * * * * * *
For additional information, contact
Matt Burkemper, Investor Relations
(314) 746-7485
www.commercebank.com
matthew.burkemper@commercebank.com

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Six Months Ended
(Unaudited) (Dollars in thousands, except per share data)	Jun. 30, 2025	Mar. 31, 2025	Jun. 30, 2024	Jun. 30, 2025	Jun. 30, 2024
FINANCIAL SUMMARY
Net interest income	$280,147	$269,102	$262,249	$549,249	$511,248
Non-interest income	165,613	158,949	152,244	324,562	301,092
Total revenue	445,760	428,051	414,493	873,811	812,340
Investment securities gains (losses)	437	(7,591)	3,233	(7,154)	2,974
Provision for credit losses	5,597	14,487	5,468	20,084	10,255
Non-interest expense	244,437	238,376	232,214	482,813	477,911
Income before taxes	196,163	167,597	180,044	363,760	327,148
Income taxes	42,400	36,964	38,602	79,364	70,254
Non-controlling interest expense (income)	1,284	(959)	1,889	325	4,678
Net income attributable to Commerce Bancshares, Inc.	$152,479	$131,592	$139,553	$284,071	$252,216
Earnings per common share:
Net income — basic	$1.14	$0.98	$1.03	$2.12	$1.85
Net income — diluted	$1.14	$0.98	$1.03	$2.12	$1.85
Effective tax rate	21.76%	21.93%	21.67%	21.84%	21.79%
Fully-taxable equivalent net interest income	$282,428	$271,416	$264,578	$553,844	$515,890
Average total interest earning assets (1)	$30,629,715	$30,901,110	$30,016,060	$30,764,662	$30,190,917
Diluted wtd. average shares outstanding	132,582,673	133,071,719	135,041,228	132,825,845	135,343,213
RATIOS
Average loans to deposits (2)	70.22%	69.38%	70.73%	69.80%	70.30%
Return on total average assets	1.95	1.69	1.86	1.82	1.67
Return on average equity (3)	17.40	15.82	18.52	16.63	16.98
Non-interest income to total revenue	37.15	37.13	36.73	37.14	37.06
Efficiency ratio (4)	54.77	55.61	55.95	55.18	58.75
Net yield on interest earning assets	3.70	3.56	3.55	3.63	3.44
EQUITY SUMMARY
Cash dividends per share	$.275	$.275	$.257	$.550	$.514
Cash dividends on common stock	$36,761	$36,866	$34,960	$73,627	$70,100
Book value per share (5)	$27.43	$26.19	$23.31
Market value per share (5)	$62.17	$62.23	$53.12
High market value per share	$66.14	$68.87	$54.74
Low market value per share	$52.69	$58.80	$48.50
Common shares outstanding (5)	133,419,701	133,597,405	135,454,443
Tangible common equity to tangible assets (6)	10.86%	10.33%	9.82%
Tier I leverage ratio	12.75%	12.29%	12.13%
OTHER QTD INFORMATION
Number of bank/ATM locations	239	242	247
Full-time equivalent employees	4,658	4,662	4,724
(1) Excludes allowance for credit losses on loans and unrealized gains/(losses) on available for sale debt securities.
(2) Includes loans held for sale.
(3) Annualized net income attributable to Commerce Bancshares, Inc. divided by average total equity.
(4) The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of total revenue.
(5) As of period end.
(6) The tangible common equity ratio is a non-gaap ratio and is calculated as stockholders’ equity reduced by goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).
All share and per share amounts have been restated to reflect the 5% stock dividend distributed in December 2024.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited) (In thousands, except per share data)	For the Three Months Ended					For the Six Months Ended
	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024	Jun. 30, 2025	Jun. 30, 2024
Interest income	$371,636	$364,365	$369,405	$372,068	$369,363	$736,001	$728,084
Interest expense	91,489	95,263	102,758	109,717	107,114	186,752	216,836
Net interest income	280,147	269,102	266,647	262,351	262,249	549,249	511,248
Provision for credit losses	5,597	14,487	13,508	9,140	5,468	20,084	10,255
Net interest income after credit losses	274,550	254,615	253,139	253,211	256,781	529,165	500,993
NON-INTEREST INCOME
Trust fees	55,571	56,592	56,345	54,689	52,291	112,163	103,396
Bank card transaction fees	46,362	45,593	47,807	47,570	47,477	91,955	94,407
Deposit account charges and other fees	26,248	26,622	25,480	25,380	25,325	52,870	49,476
Capital market fees	6,175	5,112	5,129	5,995	4,760	11,287	8,652
Consumer brokerage services	5,383	4,785	4,636	4,619	4,478	10,168	8,886
Loan fees and sales	3,419	3,404	2,874	3,444	3,431	6,823	6,572
Other	22,455	16,841	13,165	17,328	14,482	39,296	29,703
Total non-interest income	165,613	158,949	155,436	159,025	152,244	324,562	301,092
INVESTMENT SECURITIES GAINS (LOSSES), NET	437	(7,591)	977	3,872	3,233	(7,154)	2,974
NON-INTEREST EXPENSE
Salaries and employee benefits	155,025	153,078	153,819	153,122	149,120	308,103	300,921
Data processing and software	32,904	32,238	32,514	32,194	31,529	65,142	62,682
Net occupancy	13,654	14,020	13,694	13,411	12,544	27,674	26,118
Professional and other services	12,973	10,026	8,982	8,830	8,617	22,999	17,265
Marketing	5,974	5,843	5,683	7,278	5,356	11,817	9,392
Equipment	5,157	5,248	5,232	5,286	5,091	10,405	10,101
Supplies and communication	4,962	5,046	4,948	4,963	4,636	10,008	9,380
Deposit Insurance	3,312	3,744	3,181	2,930	2,354	7,056	10,371
Other	10,476	9,133	7,665	9,586	12,967	19,609	31,681
Total non-interest expense	244,437	238,376	235,718	237,600	232,214	482,813	477,911
Income before income taxes	196,163	167,597	173,834	178,508	180,044	363,760	327,148
Less income taxes	42,400	36,964	36,590	38,245	38,602	79,364	70,254
Net income	153,763	130,633	137,244	140,263	141,442	284,396	256,894
Less non-controlling interest expense (income)	1,284	(959)	1,136	2,256	1,889	325	4,678
Net income attributable to Commerce Bancshares, Inc.	$152,479	$131,592	$136,108	$138,007	$139,553	$284,071	$252,216
Net income per common share — basic	$1.14	$0.98	$1.01	$1.02	$1.03	$2.12	$1.85
Net income per common share — diluted	$1.14	$0.98	$1.01	$1.01	$1.03	$2.12	$1.85
OTHER INFORMATION
Return on total average assets	1.95%	1.69%	1.73%	1.80%	1.86%	1.82%	1.67%
Return on average equity (1)	17.40	15.82	15.97	16.81	18.52	16.63	16.98
Efficiency ratio (2)	54.77	55.61	55.77	56.31	55.95	55.18	58.75
Effective tax rate	21.76	21.93	21.19	21.70	21.67	21.84	21.79
Net yield on interest earning assets	3.70	3.56	3.49	3.50	3.55	3.63	3.44
Fully-taxable equivalent net interest income	$282,428	$271,416	$268,935	$264,638	$264,578	$553,844	$515,890
(1) Annualized net income attributable to Commerce Bancshares, Inc. divided by average total equity.
(2) The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of total revenue.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - PERIOD END

(Unaudited) (In thousands)	Jun. 30, 2025	Mar. 31, 2025	Jun. 30, 2024
ASSETS
Loans
Business	$6,328,684	$6,239,276	$6,090,724
Real estate — construction and land	1,405,398	1,419,572	1,396,515
Real estate — business	3,757,778	3,628,635	3,572,539
Real estate — personal	3,058,845	3,047,809	3,055,182
Consumer	2,157,867	2,116,160	2,145,609
Revolving home equity	364,429	356,675	331,381
Consumer credit card	576,151	568,163	566,925
Overdrafts	16,316	3,131	4,190
Total loans	17,665,468	17,379,421	17,163,065
Allowance for credit losses on loans	(165,260)	(167,031)	(158,557)
Net loans	17,500,208	17,212,390	17,004,508
Loans held for sale	3,592	2,890	2,930
Investment securities:
Available for sale debt securities	8,915,779	9,264,947	8,534,271
Trading debt securities	46,630	56,569	45,499
Equity securities	54,511	58,182	113,584
Other securities	219,906	221,370	223,798
Total investment securities	9,236,826	9,601,068	8,917,152
Securities purchased under agreements to resell	850,000	850,000	475,000
Interest earning deposits with banks	2,624,264	2,756,521	2,215,057
Cash and due from banks	522,049	517,332	329,692
Premises and equipment — net	477,401	476,921	467,256
Goodwill	146,539	146,539	146,539
Other intangible assets — net	13,333	13,441	13,801
Other assets	910,035	787,862	997,423
Total assets	$32,284,247	$32,364,964	$30,569,358
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$7,393,559	$7,518,243	$7,492,751
Savings, interest checking and money market	15,727,549	15,975,283	14,367,710
Certificates of deposit of less than $100,000	986,014	985,878	1,010,251
Certificates of deposit of $100,000 and over	1,386,906	1,362,393	1,408,548
Total deposits	25,494,028	25,841,797	24,279,260
Federal funds purchased and securities sold under agreements to repurchase	2,596,461	2,400,036	2,551,399
Other borrowings	15,049	17,743	3,984
Other liabilities	518,595	606,986	576,380
Total liabilities	28,624,133	28,866,562	27,411,023
Stockholders’ equity:
Common stock	676,054	676,054	655,322
Capital surplus	3,386,218	3,381,960	3,153,107
Retained earnings	255,938	140,220	235,299
Treasury stock	(96,589)	(85,871)	(98,176)
Accumulated other comprehensive income (loss)	(581,049)	(634,576)	(807,817)
Total stockholders’ equity	3,640,572	3,477,787	3,137,735
Non-controlling interest	19,542	20,615	20,600
Total equity	3,660,114	3,498,402	3,158,335
Total liabilities and equity	$32,284,247	$32,364,964	$30,569,358

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS

(Unaudited) (In thousands)	For the Three Months Ended
	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024
ASSETS:
Loans:
Business	$6,247,252	$6,106,185	$5,963,217	$5,966,797	$5,980,364
Real estate — construction and land	1,430,758	1,415,349	1,411,437	1,400,563	1,471,504
Real estate — business	3,692,405	3,667,833	3,636,026	3,580,772	3,666,057
Real estate — personal	3,048,895	3,045,876	3,047,494	3,047,563	3,044,943
Consumer	2,148,666	2,082,360	2,087,237	2,129,483	2,127,650
Revolving home equity	362,312	358,684	350,541	335,817	326,204
Consumer credit card	559,858	560,534	568,138	559,410	552,896
Overdrafts	5,663	5,860	5,628	5,460	4,856
Total loans	17,495,809	17,242,681	17,069,718	17,025,865	17,174,474
Allowance for credit losses on loans	(166,391)	(162,186)	(160,286)	(158,003)	(159,791)
Net loans	17,329,418	17,080,495	16,909,432	16,867,862	17,014,683
Loans held for sale	1,741	1,584	2,080	2,448	2,455
Investment securities:
U.S. government and federal agency obligations	2,623,896	2,586,944	2,459,485	1,888,985	1,201,954
Government-sponsored enterprise obligations	55,038	55,330	55,428	55,583	55,634
State and municipal obligations	780,063	804,363	831,695	856,620	1,069,934
Mortgage-backed securities	4,641,295	4,788,102	4,905,187	5,082,091	5,553,656
Asset-backed securities	1,585,364	1,655,701	1,570,878	1,525,593	1,785,598
Other debt securities	237,385	258,136	221,076	224,528	364,828
Unrealized gain (loss) on debt securities	(838,028)	(935,054)	(896,346)	(961,695)	(1,272,127)
Total available for sale debt securities	9,085,013	9,213,522	9,147,403	8,671,705	8,759,477
Trading debt securities	51,131	38,298	56,440	47,440	46,565
Equity securities	54,472	57,028	56,758	85,118	127,584
Other securities	216,560	233,461	222,529	217,377	228,403
Total investment securities	9,407,176	9,542,309	9,483,130	9,021,640	9,162,029
Federal funds sold	158	2,089	826	12	1,612
Securities purchased under agreements to resell	850,000	788,889	566,307	474,997	303,586
Interest earning deposits with banks	2,036,803	2,388,504	2,610,315	2,565,188	2,099,777
Other assets	1,671,763	1,698,296	1,701,822	1,648,321	1,651,808
Total assets	$31,297,059	$31,502,166	$31,273,912	$30,580,468	$30,235,950

LIABILITIES AND EQUITY:
Non-interest bearing deposits	$7,356,882	$7,298,686	$7,464,255	$7,284,834	$7,297,955
Savings	1,303,391	1,294,174	1,281,291	1,303,675	1,328,989
Interest checking and money market	13,901,634	13,906,827	13,679,666	13,242,398	13,162,118
Certificates of deposit of less than $100,000	984,845	991,826	1,061,783	1,055,683	1,003,798
Certificates of deposit of $100,000 and over	1,371,428	1,363,655	1,451,851	1,464,143	1,492,592
Total deposits	24,918,180	24,855,168	24,938,846	24,350,733	24,285,452
Borrowings:
Federal funds purchased	129,891	128,340	121,781	206,644	265,042
Securities sold under agreements to repurchase	2,371,031	2,723,227	2,445,956	2,351,870	2,254,849
Other borrowings	2,748	616	1,067	496	838
Total borrowings	2,503,670	2,852,183	2,568,804	2,559,010	2,520,729
Other liabilities	360,204	421,370	375,463	405,490	399,080
Total liabilities	27,782,054	28,128,721	27,883,113	27,315,233	27,205,261
Equity	3,515,005	3,373,445	3,390,799	3,265,235	3,030,689
Total liabilities and equity	$31,297,059	$31,502,166	$31,273,912	$30,580,468	$30,235,950

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE RATES

(Unaudited)	For the Three Months Ended
	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024
ASSETS:
Loans:
Business (1)	5.72%	5.75%	5.86%	6.17%	6.11%
Real estate — construction and land	7.39	7.30	7.75	8.44	8.36
Real estate — business	5.92	5.88	6.01	6.28	6.26
Real estate — personal	4.30	4.28	4.17	4.10	4.04
Consumer	6.43	6.52	6.52	6.64	6.56
Revolving home equity	7.41	7.26	7.28	7.69	7.68
Consumer credit card	13.18	13.49	13.60	14.01	13.96
Overdrafts	—	—	—	—	—
Total loans	6.01	6.02	6.11	6.35	6.30
Loans held for sale	9.22	5.89	7.65	6.34	7.54
Investment securities:
U.S. government and federal agency obligations	4.28	4.09	3.86	3.68	5.04
Government-sponsored enterprise obligations	2.38	2.40	2.36	2.37	2.39
State and municipal obligations (1)	2.05	2.05	2.01	2.00	2.00
Mortgage-backed securities	2.08	2.08	2.17	1.95	2.09
Asset-backed securities	3.73	3.46	2.99	2.66	2.50
Other debt securities	2.94	2.69	2.11	2.07	2.01
Total available for sale debt securities	2.95	2.83	2.70	2.41	2.50
Trading debt securities (1)	4.63	4.97	4.26	4.52	4.95
Equity securities (1)	6.26	8.02	6.58	4.44	2.82
Other securities (1)	11.63	7.85	5.75	6.09	13.20
Total investment securities	3.16	2.98	2.80	2.52	2.75
Federal funds sold	5.08	5.63	5.78	—	6.74
Securities purchased under agreements to resell	4.02	3.81	3.57	3.53	3.21
Interest earning deposits with banks	4.46	4.46	4.78	5.43	5.48
Total interest earning assets	4.90	4.81	4.83	4.96	4.98

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	.05	.05	.05	.07	.06
Interest checking and money market	1.49	1.52	1.63	1.74	1.73
Certificates of deposit of less than $100,000	3.44	3.65	3.91	4.17	4.22
Certificates of deposit of $100,000 and over	3.78	3.96	4.24	4.51	4.55
Total interest bearing deposits	1.67	1.72	1.87	2.00	1.99
Borrowings:
Federal funds purchased	4.37	4.37	4.71	5.38	5.42
Securities sold under agreements to repurchase	2.85	2.86	3.11	3.56	3.44
Other borrowings	3.79	.66	3.36	4.81	3.84
Total borrowings	2.93	2.93	3.18	3.71	3.65
Total interest bearing liabilities	1.83%	1.89%	2.04%	2.22%	2.21%

Net yield on interest earning assets	3.70%	3.56%	3.49%	3.50%	3.55%
(1) Stated on a fully taxable-equivalent basis using a federal income tax rate of 21%.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CREDIT QUALITY

	For the Three Months Ended					For the Six Months Ended
(Unaudited) (In thousands, except ratios)	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024	Jun. 30, 2025	Jun. 30, 2024
ALLOWANCE FOR CREDIT LOSSES ON LOANS
Balance at beginning of period	$167,031	$162,742	$160,839	$158,557	$160,465	$162,742	$162,395
Provision for credit losses on loans	7,919	15,095	12,557	11,861	7,849	23,014	14,796
Net charge-offs (recoveries):
Commercial portfolio:
Business	432	46	335	114	622	478	645
Real estate — construction and land	24	—	—	—	—	24	—
Real estate — business	(425)	377	50	(7)	(8)	(48)	(149)
	31	423	385	107	614	454	496
Personal banking portfolio:
Consumer credit card	7,085	6,967	6,557	6,273	6,746	14,052	13,181
Consumer	2,168	2,852	3,237	2,759	1,804	5,020	3,787
Overdraft	360	495	470	464	521	855	1,078
Real estate — personal	35	72	8	128	79	107	103
Revolving home equity	11	(3)	(3)	(152)	(7)	8	(11)
	9,659	10,383	10,269	9,472	9,143	20,042	18,138
Total net loan charge-offs	9,690	10,806	10,654	9,579	9,757	20,496	18,634
Balance at end of period	$165,260	$167,031	$162,742	$160,839	$158,557	$165,260	$158,557
LIABILITY FOR UNFUNDED LENDING COMMITMENTS	$16,005	$18,327	$18,935	$17,984	$20,705
NET CHARGE-OFF RATIOS (1)
Commercial portfolio:
Business	.03%	—%	.02%	.01%	.04%	.02%	.02%
Real estate — construction and land	.01	—	—	—	—	—	—
Real estate — business	(.05)	.04	.01	—	—	—	(.01)
	—	.02	.01	—	.02	.01	.01
Personal banking portfolio:
Consumer credit card	5.08	5.04	4.59	4.46	4.91	5.06	4.75
Consumer	.40	.56	.62	.52	.34	.48	.36
Overdraft	25.50	34.26	33.22	33.81	43.15	29.93	34.54
Real estate — personal	—	.01	—	.02	.01	.01	.01
Revolving home equity	.01	—	—	(.18)	(.01)	—	(.01)
	.63	.70	.67	.62	.61	.66	.60
Total	.22%	.25%	.25%	.22%	.23%	.24%	.22%
CREDIT QUALITY RATIOS
Non-accrual loans to total loans	.11%	.13%	.11%	.11%	.11%
Allowance for credit losses on loans to total loans	.94	.96	.95	.94	.92
NON-ACCRUAL AND PAST DUE LOANS
Non-accrual loans:
Business	$410	$1,112	$101	$354	$504
Real estate — construction and land	426	220	220	—	—
Real estate — business	15,109	18,305	14,954	14,944	15,050
Real estate — personal	948	989	1,026	1,144	1,772
Revolving home equity	1,977	1,977	1,977	1,977	1,977
Total	18,870	22,603	18,278	18,419	19,303
Loans past due 90 days and still accruing interest	$25,303	$19,417	$24,516	$21,986	$18,566
(1) Net charge-offs are annualized and calculated as a percentage of average loans (excluding loans held for sale).

Exhibit 99.1
COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2025
For the quarter ended June 30, 2025, net income amounted to $152.5 million, compared to $131.6 million in the previous quarter and $139.6 million in the same quarter last year. The increase in net income compared to the previous quarter was primarily the result of higher net interest income, non-interest income, and net investment securities gains, coupled with lower provision for credit losses, partly offset by higher non-interest expense. The net yield on interest earning assets increased 14 basis points over the previous quarter to 3.70%. Average loans and deposits increased $253.1 million and $63.0 million, respectively, while average available for sale debt securities, at fair value, decreased $128.5 million compared to the prior quarter. For the quarter, the return on average assets was 1.95%, the return on average equity was 17.40%, and the efficiency ratio was 54.8%.

Balance Sheet Review
During the 2nd quarter of 2025, average loans totaled $17.5 billion, an increase of $253.1 million over the prior quarter, and an increase of $321.3 million over the same quarter last year. Compared to the previous quarter, average balances of business loans and consumer loans grew $141.1 million and $66.3 million, respectively. During the current quarter, the Company sold certain fixed rate personal real estate loans totaling $19.7 million, compared to $14.9 million in the prior quarter.

Total average available for sale debt securities decreased $128.5 million compared to the previous quarter to $9.1 billion, at fair value. The decrease in available for sale debt securities was mainly the result of lower average balances of mortgage-backed securities and asset-backed securities. During the 2nd quarter of 2025, the unrealized loss on available for sale debt securities decreased $68.5 million to $764.4 million, at period end. Also, during the 2nd quarter of 2025, purchases of available for sale debt securities totaled $24.7 million with a weighted average yield of approximately 4.01%, and sales, maturities and pay downs of available for sale debt securities were $451.5 million. On June 30, 2025, the duration of the available for sale investment portfolio was 4.2 years, and maturities and pay downs of approximately $1.3 billion are expected to occur during the next 12 months.

Total average deposits increased $63.0 million this quarter compared to the previous quarter. The increase in deposits mostly resulted from higher average demand deposit balances of $58.2 million. Compared to the previous quarter, total average wealth deposits grew $71.1 million. The average loans to deposits ratio was 70.2% in the current quarter and 69.4% in the prior quarter. The Company’s average borrowings, which included average customer repurchase agreements of $2.4 billion, decreased $348.5 million to $2.5 billion in the 2nd quarter of 2025.

Net Interest Income
Net interest income in the 2nd quarter of 2025 amounted to $280.1 million, an increase of $11.0 million over the previous quarter. On a fully taxable-equivalent (FTE) basis, net interest income for the current quarter increased $11.0 million over the previous quarter to $282.4 million. The increase in net interest income was mostly due to higher interest income on loans and investment securities and lower interest expense on borrowings and deposits, partly offset by lower interest income on deposits with banks. The net yield (FTE) on earning assets increased to 3.70%, from 3.56% in the prior quarter.

Compared to the previous quarter, interest income on loans (FTE) increased $6.2 million, mostly due to higher average rates earned on commercial banking and personal real estate loans and higher average balances of commercial banking and consumer loans. The average yield (FTE) on the loan portfolio decreased one basis point to 6.01% this quarter.

Interest income on investment securities (FTE) increased $3.6 million over the prior quarter, mostly due to higher average balances and rates earned on U.S. government and federal agency securities and higher rates on asset-backed securities and other securities, partially offset by lower average balances of mortgage- and asset-backed securities. Interest income earned on U.S. government and federal agency securities included the impact of $1.5 million in higher inflation income from Treasury inflation-protected securities compared to previous quarter. Interest on other securities included $1.8 million of dividend and non-accrual interest income related to a private equity investment. Additionally, the Company recorded a $1.0 million adjustment to premium amortization on June 30, 2025, which increased interest income to reflect slower forward prepayment speed estimates on mortgage-backed securities. This increase was higher than the $539 thousand adjustment that increased interest income in the prior quarter. The average yield (FTE) on total investment securities was 3.16% in the current quarter, compared to 2.98% in the previous quarter.

Compared to the previous quarter, interest income on deposits with banks decreased $3.6 million, due to lower average balances. Additionally, interest earned on securities purchased under agreements to resell increased $1.1 million due to higher average balances and rates.

Interest expense decreased $3.8 million compared to the previous quarter, mainly due to lower average rates paid on deposits and lower average balances of borrowings. Interest expense on borrowings decreased $2.3 million mostly due to a decline of $352.2 million in average securities sold under repurchase agreement balances. Interest expense on deposits decreased $1.5 million mostly due to lower average rates. The average rate paid on interest bearing deposits totaled 1.67% in the current quarter compared to 1.72% in the prior quarter. The overall rate paid on interest bearing liabilities was 1.83% in the current quarter and 1.89% in the prior quarter.

Exhibit 99.1
COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2025
Non-Interest Income
In the 2nd quarter of 2025, total non-interest income amounted to $165.6 million, an increase of $13.4 million, or 8.8%, over the same period last year and an increase of $6.7 million over the prior quarter. The increase in non-interest income compared to the same period last year was mainly due to higher trust fees and gains on sales of assets. The increase in non-interest income compared to the prior quarter was mainly due to higher gains on sales of assets of $3.3 million.

Total net bank card fees in the current quarter decreased $1.1 million, or 2.3%, compared to the same period last year, and increased $769 thousand compared to the prior quarter. Net corporate card fees decreased $270 thousand compared to the same quarter of last year mainly due to lower interchange fees, mostly offset by lower rewards expense. Net merchant fees increased $68 thousand, or 1.2%, due to lower network expense. Net debit card fees decreased $123 thousand, or 1.1%, while net credit card fees decreased $791 thousand, or 19.6%, mostly due to higher rewards expense. Total net bank card fees this quarter were comprised of fees on corporate card ($25.9 million), debit card ($11.3 million), merchant ($5.9 million) and credit card ($3.2 million) transactions.

In the current quarter, trust fees increased $3.3 million, or 6.3%, over the same period last year, mostly resulting from higher private client fees. Compared to the same period last year, deposit account fees increased $923 thousand, or 3.6%, mostly due to higher corporate cash management fees, while capital market fees increased $1.4 million, or 29.7%, mostly due to higher trading securities income.

Other non-interest income increased over the same period last year primarily due to higher gains on sales of assets of $5.5 million and higher tax credit sales income of $956 thousand. Additionally, higher fair value adjustments of $1.3 million were recorded this quarter compared to the 2nd quarter of 2024 on the Company’s deferred compensation plan assets and liabilities, which affect both other income and other expense. For the 2nd quarter of 2025, non-interest income comprised 37.2% of the Company’s total revenue.

Investment Securities Gains and Losses
The Company recorded net securities gains of $437 thousand in the current quarter, compared to losses of $7.6 million in the prior quarter and gains of $3.2 million in the 2nd quarter of 2024. Net securities gains in the current quarter mostly resulted from net fair value adjustments of $4.4 million, partly offset by losses of $4.2 million on sales of available for sale debt securities.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $244.4 million, compared to $232.2 million in the same period last year and $238.4 million in the prior quarter. The increase in non-interest expense over the same period last year was mainly due to higher salaries and benefits expense, data processing and software, and professional and other services expense, partly offset by lower contribution expense. The increase in non-interest expense compared to the prior quarter was mainly due to higher salaries expense and professional and other services expense, partly offset by lower employee benefits expense.

Compared to the 2nd quarter of 2024, salaries and employee benefits expense increased $5.9 million, or 4.0%, mostly due to higher full-time salaries of $2.1 million, incentive compensation of $2.2 million and healthcare expense of $2.3 million. Full-time equivalent employees totaled 4,658 and 4,724 on June 30, 2025 and 2024, respectively.

Compared to the same period last year, deposit insurance expense increased $958 thousand, mostly due to a $1.2 million accrual adjustment that lowered expense in the prior year from a one-time special assessment by the FDIC to replenish the Deposit Insurance Fund. Data processing and software expense increased $1.4 million due to higher costs for service providers and software. Professional and other services, which increased $4.4 million compared to the 2nd quarter of 2024, included $1.9 million of acquisition related legal and professional services expense. Other non-interest expense decreased mainly due to a $5.0 million donation to a related charitable foundation in 2024 that did not reoccur.

Income Taxes
The effective tax rate for the Company was 21.8% in the current quarter, 21.9% in the prior quarter, and 21.7% in the 2nd quarter of 2024.

Credit Quality
Net loan charge-offs in the 2nd quarter of 2025 amounted to $9.7 million, compared to $10.8 million in the prior quarter, and $9.8 million in the same period last year. The ratio of annualized net loan charge-offs to total average loans was .22% in the current quarter, .25% in the previous quarter, and .23% in the same quarter of last year. Compared to the prior quarter, net loan charge-offs on consumer loans and business real estate loans decreased $684 thousand and $802 thousand, respectively.

In the 2nd quarter of 2025, annualized net loan charge-offs on average consumer credit card loans were 5.08%, compared to 5.04% in the previous quarter and 4.91% in the same quarter last year. Consumer loan net charge-offs were .40% of average consumer loans in the current quarter, .56% in the prior quarter, and .34% in the same quarter last year.

On June 30, 2025, the allowance for credit losses on loans totaled $165.3 million, or .94% of total loans, and decreased $1.8 million compared to the prior quarter. Additionally, the liability for unfunded lending commitments on June 30, 2025 was $16.0 million, a decrease of $2.3 million compared to the liability on March 31, 2025.

Exhibit 99.1
COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2025
On June 30, 2025, total non-accrual loans amounted to $18.9 million, a decrease of $3.7 million compared to the previous quarter. On June 30, 2025, the balance of non-accrual loans, which represented .11% of loans outstanding, included business loans of $410 thousand, revolving home equity loans of $2.0 million, personal real estate loans of $948 thousand, construction loans of $426 thousand, and business real estate loans of $15.1 million. Loans more than 90 days past due and still accruing interest totaled $25.3 million on June 30, 2025.

Other
During the 2nd quarter of 2025, the Company paid a cash dividend of $.275 per common share, representing a 7.0% increase over the same period last year. The Company purchased 171,899 shares of treasury stock during the current quarter at an average price of $60.54.

On June 16, 2025, the Company announced that it has entered into a definitive merger agreement to acquire FineMark Holdings, Inc. (OTCQX:FNBT) (“FineMark”), Ft. Meyers, Florida, with 13 banking locations in Florida, Arizona, and South Carolina. As of March 31, 2025, FineMark had loans and deposits of $2.6 billion and $3.1 billion, respectively, and $7.7 billion of investment and trust assets under administration. It is expected that this transaction will close on January 1, 2026.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions, and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. Additional information about risks and uncertainties is included in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections within the Company's Annual Report on Form 10-K.